Exhibit 10.1

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (hereinafter referred to as the “Agreement”), is entered into as of the 26th day of August, 2009, by and between One Holdings, Corp., a Florida corporation (sometimes hereinafter referred to as “One Holdings” and sometimes as the “Buyer”), Trade Finance Solutions Inc., an Ontario corporation (the “Company”) and the shareholders listed on the execution page of this Agreement (hereinafter sometimes collectively referred to as the “Shareholders” and sometimes individually as the “Shareholder”).

W I T N E S S E T H

WHEREAS, One Holdings desires to purchase from the Shareholders and the Shareholder desire to sell to One Holdings, Three Thousand Nine Hundred and Ninety (3990) common shares (the “Shares”) of common stock the Shareholders own in the Company, which represents all of the issued and outstanding shares of the Company’s common stock save for Ten (10) common shares, upon the terms and subject to the conditions of this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
PURCHASE OF TFS STOCK

1.1            The Shareholders hereby agree to collectively sell to One Holdings and One Holdings hereby agrees to purchase from the Shareholders the Shares for a total purchase price consisting of cash and stock of One Holdings (the “Purchase Price”) which shall be determined and payable as follows:
(i) in each of months 7 to 18, both inclusive, following the Closing of the transactions contemplated by this Agreement (the “Measuring Period”) the Monthly EBIT of the Company, (earnings before interest and taxes) according to US GAAP, shall be measured;
(ii) when the aggregate Monthly EBIT of the Company achieved at any time during the Measuring Period is equal to or greater than $2,000,000.00 the Payout Term shall commence on the 1st day of the month immediately next following;

(ii) failing the aggregate Monthly EBIT of the Company achieved at any time during the Measuring Period being equal to or greater than $2,000,000.00 the Payout Term shall commence on the 1st day of the month immediately next following expiration of the Measuring Period;

(iii) if the aggregate Monthly EBIT of the Company achieved at any time during the Measuring Period is equal to or greater than $2,000,000.00 the total Purchase Price shall be $6,000,000.00;

(iv) failing the aggregate Monthly EBIT of the Company achieved at any time during the Measuring Period being equal to or greater than $2,000,000.00 the total Purchase Price shall be calculated as three (3) times the aggregate Monthly EBIT of the Company achieved during the Measuring Period; and

(iv) for the purposes of calculation of the Monthly EBIT of the Company pursuant to this Article 1.1, the calculation of the quarter-yearly installment payment pursuant to Article 1.1.2 (A) below and the calculation of EBIT pursuant to Article 1.1.3 below, any distributions by or payments from the Company or its subsidiary corporations to the Buyer, it’s associated or affiliated companies, directly or indirectly, for services, fees or otherwise, shall be excluded.

1.1.1
Payments of the Purchase Price shall initially be made in quarter-yearly installments from cash flow, the first of such quarter-yearly installments being due and payable on the 15th day of the 1st month of the Payout Term and continuing thereafter on the 15th day following expiration of each quarter year of the Payout Term.

1.1.2
Each quarter-yearly installment payment shall be equal to the amount determined by multiplying (A) Company’s EBITDA (earnings before interest, taxes, depreciation and amortization) according to US GAAP less interest, accrued taxes, and capital expenditures for the applicable quarter by (B) 70% (the “Quarterly Installment Payment”).  The Quarterly Installment Payments shall continue until the Purchase Price is paid in full; Provided further that upon that date which is 60 months following the Closing the Shareholders shall be paid 50% of any portion of the Purchase Price then unpaid and shall receive a promissory note (the “Note”) from the Company for the remaining 50% of any balance of the Purchase price then unpaid. The Note shall be for a term of 1 year, and be payable in 4 equal quarter-yearly installments, without interest.  Effective as of the Closing and continuing until the Purchase Price is paid in full, the Shareholders shall have security interests in the Company’s assets and in the assets of the Company’s subsidiary corporations, such security interests to be evidenced by General Security/U.C.C. Agreements in form and content satisfactory to Shareholder’s legal counsel and registered under the Ontario Personal Property Security Act and applicable U.S. registration, as security for payment of the unpaid balance of the Purchase Price, which security interests shall be subordinate and postponed only to the following:

(i)	to the presently held security interests of all existing lenders to the Company as at the date hereof; and,
(ii)	to any new financing placed on or after Closing where the proceeds of which are fully applied to the ordinary course business of the Company or its subsidiary corporations, as applicable.

1.1.3
In addition to the cash portion of the Purchase Price, the Shareholders shall receive 1 share of the Buyer’s common stock (the “One Holdings Stock”) (adjusted for forward or reverse splits following the Closing) for every $1.00 in EBIT achieved during the Measuring Period (“Stock Compensation”) subject to a maximum Stock Compensation of 6 million shares of the Buyer’s common stock.  The Stock Compensation shall be payable within 30 days following the end of the Measuring Period.  The Shareholder’s ability to sell the Stock Compensation shall be subject to lockup and leak-out as outlined in Section 1.2 below.

1.2     Subject to the Shareholder’s compliance with applicable securities laws, after the applicable holding period, the Shareholder shall be entitled to sell the shares of One Holdings Stock in the public market as set forth in this Section 1.2.  Except as otherwise expressly provided herein and subject to the resale requirements of Rule 144 promulgated under the Securities Act of 1933, as amended (the “1933 Act”), or any other rule or agreement that otherwise restricts the Shareholder from selling the One Holdings Stock, the Shareholder agrees that he/she may only sell the One Holdings Stock subject to the following conditions commencing from the date he/she receives the One Holdings Stock and until the expiration of 36 months after the Stock Compensation is paid as set forth in Section 1.1.3 hereof(the “Lock Up/Leak Out Period”) as follows:

(i)           if on any day the Shareholder desires to sell any of the One Holdings Stock, the Shareholder will not sell more than 10% of the average daily volume of trading in the One Holdings Stock for the ten (10) consecutive business days immediately preceding any such trading day. For the purposes of this subsection “average daily volume of trading” means the average of the number of shares traded on trading days in which an actual trade or trades occurs;

(ii)           The Shareholder will only sell the One Holdings Stock at the "offer" or "ask" price stated by the relevant market maker and the Shareholder agrees that he will not sell One Holdings Stock at the "bid" price.

(iii)           The Shareholder agrees that he will not engage in any short selling of the One Holdings Stock during the Lock-Up/Leak out Period.

(iv)           The Shareholder agrees that he will comply with all obligations and requirements under applicable “insider” trading rules;

(v)           Except as set forth in this Section 1.2, the Shareholder agrees that he will not transfer, pledge, or hypothecate the One Holdings Stock without the prior written consent of One Holdings;

Notwithstanding anything contained in this Agreement, the Shareholder may transfer any or all of his One Holdings Stock as bona fide gifts or transfers to any trust for the direct or indirect benefit of each person of the Shareholder’s immediate family; provided that it shall be a condition to any such gift or transfer that (i) the transferee/donee agrees, in writing, to be bound by the terms of this Agreement to the same extent as if the transferee/donee were a party hereto; and (ii) the Shareholder provides written notice to One Holdings prior to such gift or transfer.  “Immediate family” shall mean the Shareholder’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, former spouses, siblings, nieces, nephews, mother-in-law, father-in-law, sons-in-law, daughters-in-law, brother-in-law, or sister-in-law, including adoptive relationships.

1.3            Legends.  The Shareholder understands that until such time as the resale of such shares have been registered under the 1933 Act the certificates representing the shares of One Holdings Stock shall bear any legend as required by the 1933 Act and the "blue sky" laws of any state and a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of such stock certificates):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (i) IN THE ABSENCE OF (a) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (b) AN OPINION OF COUNSEL, IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (ii) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

1.4            No Dilution.  One Holdings shall neither effect, nor fix any record date with respect to, any stock split, stock dividend, reverse stock split, recapitalization, or similar change in One Holdings' Stock between the date of this Agreement and the Closing Date.

1.5            Closing. The consummation of the Transaction (the "Closing") shall take place at the offices of Arnstein & Lehr, LLP, on a date to be mutually agreed upon by the Parties, which shall be no later than September 2, 2009 (the “Closing Date”).  Not later than 5 days prior to the Closing Date the parties shall take the following actions:

(i)
the Shareholders shall deliver to Arnstein & Lehr, LLP as escrow agent (“Escrow Agent”) under this Agreement the certificate(s) evidencing the Shares together with a stock power executed by Shareholder in favor of One Holdings, with Medallion guarantee, dated as of the Closing Date.

(ii)	the Company shall deliver to the Escrow Agent the following:

a.	a certified copy of the Articles of Incorporation and bylaws of the Company;

b.
a Certificate of Status from the Ontario Ministry of Consumer and Business Services dated as of a date within ten days prior to the Closing Date certifying that the Company is in good standing as a corporation in the Province of Ontario;

c.	a copy of the consent resolution of the Company’s board of directors approving the Transactions.

(iii)            One Holdings shall deliver to the Escrow Agent the following:

a.	a certified copy of the Articles of Incorporation and bylaws of the One Holdings;

b.
a good standing certificate from the Secretary of State of Florida dated as of a date within ten days prior to the Closing Date certifying that the One Holdings is in good standing as a corporation in the State of Florida;

c.	a copy of the consent resolution of the One Holdings’ board of directors approving the Transactions.

Within sixty (60) days from the date of this Agreement, the Company shall deliver to One Holdings true and correct copies of the Company Financial Statements as defined and set forth in Section 2.10 hereof.  One Holdings shall have five (5) days from its receipt of the Company Financial Statements to approve the Company Financial Statements.  If One Holdings approves the Company Financial Statements, One Holdings shall notify the Escrow Agent in writing of such approval and the Escrow Agent shall release (i) to the respective party, signed copies of this Agreement, the good standing certificate and the Board consent resolutions to the other party hereto, and (ii) to One Holdings, the certificate(s) evidencing the Shares and the Stock Power executed by Shareholder (with Medallion guarantee) in favor of One Holdings and the Closing shall be effective as of the Closing Date.  If the Company fails to deliver the Company Financial Statements to One Holdings within said sixty (60) day period, notwithstanding any other rights One Holdings may have under this Agreement, One Holdings may waive such failure and close the Transactions effective as of the Closing Date and the Escrow Agent shall deliver to the respective party the documents, the stock certificate(s) evidencing the Shares and the stock powers as set forth in the previous sentence.  If (x) One Holdings does not accept the Company Financial Statements, or (y) if the Company fails to deliver the Company Financial Statements to One Holdings within the 60 day period and One Holdings does not waive such failure by the Company or (z) if One Holdings does not notify the Escrow Agent within said five (5) day period that it accepts the Company Financial Statements, this Agreement shall terminate.

           1.6                 Closing Events.  At the Closing, each of the Parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, agreements, resolutions, schedules, or other instruments required by this Agreement to be so delivered at or prior to the Closing, together with such other items as may be reasonably requested by the other Parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated by this Agreement.  If agreed to by the Parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by efax, fax, email and/or express courier.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE SHAREHOLDER AND ONE HOLDINGS

Each Shareholder, to the best of his knowledge, individually and jointly and severally with the other Shareholders, represents and warrants to, and covenants and agrees with, the Company as follows:

2.1            The Shareholder is acquiring the One Holdings Stock for its own account for investment only and not with a view towards the public sale or distribution thereof and not with a view to or for sale in connection with any distribution thereof.

2.2            The Shareholder is (i) an “accredited investor” as that term is defined in Rule 501 of the General Rules and Regulations under the Securities Act of 1933 Act, as amended (“1933 Act”) , (ii) experienced in making investments of the kind described in this Agreement and the related documents, (iii) able, by reason of the business and financial, to protect its own interests in connection with the transactions described in this Agreement, and the related documents, and (iv) able to afford the entire loss of its investment in the One Holdings Shares.

2.3            The Shareholder understands that its investment in the One Holdings Stock involves a high degree of risk.

2.4            The Shareholder understands that the One Holdings Stock is deemed to be “restricted stock” as defined under the 1933 Act.

2.5            The Shareholder has good and marketable title to all of the Shares, free and clear of any liens, claims, charges, options, rights of tenants or other encumbrances and shall not, until the transactions contemplated by this Agreement is closed, or this Agreement is terminated, sell, hypothecate, encumber, transfer or otherwise dispose of the Shares.  At the Closing, the Shareholder will convey to One Holdings all right, title, and interest in and to the Shares free and clear of all liens, claims, pledges, encumbrances, options, charges, restrictions, and adverse rights or interests whatsoever.  The Shareholder has the exclusive right to vote the Shares.

2.6            The entering into of this Agreement by the Shareholder, and the performance by the Shareholder of his obligations hereunder, will not conflict with or constitute a breach of or default under any agreement to which the Shareholder is a party or any order or decree of any court or regulatory body to which the Shareholder is subject.

The Company represents and warrants to, and covenants and agrees with, One Holdings as follows:

2.7            Organization.  The Company is a corporation duly organized, validly existing, and in good standing under the laws of the Province of Ontario.  A certified copy of the Articles of Incorporation and bylaws of the Company are attached hereto as Schedule 2.7.  The Company has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the Transactions in accordance with the terms hereof will not, violate any provision of the Company’s organizational documents.  The Company has taken all action required by laws, its articles of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. The Company has full power, authority, and legal right and has taken or will take all action required by law, its Certificate of Incorporation, and otherwise to consummate the Transactions.

2.8            Capitalization.  The Company has a total of 4,000 issued and outstanding shares of common stock, each of which is legally issued, fully paid, and non-assessable.  All such shares of the Company’s Common Stock are held of record by the Shareholders, save for 10 common shares registered in the name of Jim Reddon.  The Company has no other capital stock, warrants, options, or other securities convertible into shares of the Company capital stock.

2.9            Taxes.

 (i)           The Company has filed all Federal, provincial and local tax returns required to be filed by it from its inception to the date hereof.  All such returns are complete and accurate in all material respects.

 (ii)           The Company has no liabilities with respect to the payment of Federal, provincial, county, local, or other taxes, including any deficiencies, interest, or penalties (collectively "Taxes"), except for taxes accrued but not yet due and payable, for which the Company may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

 (iii)           No deficiency for any Taxes has been proposed, asserted or assessed against the Company.  There has been no Tax audit, nor has there been any notice to the Company by any taxing authority regarding any such Tax audit, or, to the knowledge of the Company, is any such Tax audit threatened with regard to any Taxes or the Company’s tax returns.  The Company does not expect the assessment of any additional Taxes of the Company for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for Taxes of the Company.

 (iv)           The books and records, financial and otherwise, of the Company are in all material respects complete and correct and have been maintained in accordance with good business and accounting practices.

2.10           Financial Statements.

 (i)           Within sixty (60) days from the date of this Agreement, the Company shall provide to One Holdings true and correct copies of the Company’s balance sheet as of December 31, 2008 (audited) and interim balance sheet as of June 30, 2009 (unaudited), and the Company’s income statement and statement of stockholder's equity for the year ended December 31, 2008 (audited) and interim income statement and statement of stockholder's equity as of June 30, 2009 (unaudited) (collectively the “Company Financial Statements").  The Company Financial Statements (including any related notes) shall: (i) be prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments),  (ii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby (iii) be PCAOB compliant and have been completed with a PCAOB auditor.

 (ii)           Except for those liabilities that are reflected or reserved on the Company’s Financial Statements (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2009, the Company has not incurred any liability of any nature whatsoever (whether absolute, accrued or contingent and whether due or to become due) that has had or is reasonably likely to have, either individually or in the aggregate, a material adverse effect on the business, operations, financial condition, or prospects of the Company.

 (ii)           Except for the Liabilities set forth in Company’s Financial Statements, the Company has and will have no indebtedness or liabilities or other obligations of any nature whatsoever (whether direct or indirect, asserted or unasserted, known or unknown, accrued, absolute, contingent, or otherwise).

2.11           Information.  The information concerning the Company set forth in this Agreement and the schedules hereto is and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

2.12           Absence of Certain Changes or Events.  Except as set forth in this Agreement or the schedules hereto, since June 30, 2009, there has not been (i) any material adverse change in the business, operations, financial condition, or prospects of the Company; or (ii) any damage, destruction, or loss to the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, financial condition, or prospects of the Company;

2.13           Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of the Company, threatened by or against the Company, or affecting the Company, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind save for the present litigation with Wildeboer Dellelce LLP as described in Schedule 2.13;

2.14           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the Transactions will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which the Company is a party or to which any of its properties or operations are subject.

2.15           Compliance With Laws and Regulations.  To the best of its knowledge, the Company has complied with all applicable statutes and regulations of any Federal, provincial, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, financial condition, or prospects of the Company or except to the extent that noncompliance would not result in the incurrence of any material liability.

2.16           Approval of Agreement.  The board of directors of the Company has authorized the execution and delivery of this Agreement by the Company and has approved the Transactions.  Copies of said consent resolutions are attached hereto as Schedule 2.16.

2.17           Title and Related Matters.  The Company has good and marketable title to all of its properties, interest in properties, and assets, real and personal, (except properties, interest in properties, and assets sold or otherwise disposed of in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances and except for security interests granted by the Company in the ordinary course of business consistent with past practice since March 31, 2009.

2.18           Brokers.  The Company has not entered into any contract with any person, firm or other entity that would obligate the Company or One Holdings to pay any commission, brokerage or finders’ fee in connection with the Transactions.

2.19           Full Disclosure.  There is no fact actually known to the Company that would reasonably be expected to materially and adversely affect the ability of the Company to perform its obligations pursuant to this Agreement.

2.20           Notwithstanding the foregoing One Holdings acknowledges, agrees and consents to the transactions whereby that the Company entered into a financing and share issuance transaction with the Shareholders on July 29, 2009 wherein the Company obtained loan financing of $600,000 Canadian and increased the total number of it’s issued and outstanding shares in the capital stock of the Company from 100 to 4,000 common shares.

2.21           Governmental Licenses and Permits.  All licenses, permits, approvals, registrations, qualifications, certificates, and other authorizations necessary for the conduct of the Company's business as presently conducted have been duly obtained, are in full force and effect, and there are no proceedings pending or threatened which may result in the revocation, cancellation, suspension, or modification of any of such items, nor will the transactions hereby contemplated result in any such revocation, cancellation, suspension or modification of any such items.

2.22           Employee Matters.  The Company’s employees are not covered by a collective bargaining agreement, and no organizational efforts with respect to any employees of the Company are pending or, to the knowledge of the Company, threatened.  No formal or other labor dispute, strike, or work stoppage with respect to any employees of the Company is pending or, to the knowledge of the Company, is threatened.  There are no existing or threatened employee claims (other than nonmaterial health insurance, disability insurance and workers’ compensation claims in the ordinary and customary course of business, which are fully covered by insurance), grievances, or unfair labor practice complaints pending or threatened against the Company.  All employees of the Company are employees "at will" and have no contractual or other rights to continued employment with the Company, or for severance, retirement or other benefits or payments from the Company upon termination of their employment with the Company.  Prior to Closing, the Company will have provided One Holdings with a full and complete written description of any vacation, sickness and health benefit policies applicable to the Company’s employees.

2.23           Powers of Attorney.  The Company does not have outstanding any powers of attorney authorizing any third party to act by or on behalf of the Company.

2.24           Guaranties.  The Company has not guaranteed, co-signed, or otherwise become obligated (contingently or otherwise) with respect to the indebtedness or obligations of any other Person.

2.25           Employees.  To the best of the Company’s knowledge, no executive, key employee or group of employees has any plans to terminate employment with the Company.

2.26           Binding Effect.  This Agreement constitutes a legal, valid, and binding obligation of the Company enforceable in accordance with its terms except subject to applicable bankruptcy, insolvency, and similar laws affecting the enforceability of creditors’ rights generally and the discretion of the courts with respect to equitable remedies.

2.27           Resignations and Releases.  Effective as of the Closing, the Company’s officers and directors shall resign.

2.28           Confidentiality, Non-solicitation, and Non-interference.

(i)             Confidential Information.  "Confidential Information means information, technical data or know-how that, if disclosed in written form, is designated in writing to be confidential or proprietary, or if disclosed orally, is summarized and confirmed in writing within thirty (30) days as being confidential or proprietary. Confidential Information does not include information, technical data or know-how that (i) is in the possession of the receiving party at the time of disclosure as shown by the receiving party's files and records in existence prior to the time of disclosure, or (ii) prior to or after the time of disclosure becomes part of the public knowledge or literature, not as a result of any wrongful inaction or action of the receiving party, or (iii) is developed independently by the receiving party without use of or reference to the Confidential Information of the disclosing party, or (iv) is properly acquired from a third party having the right to disclose such information, or (v) is approved in writing for release by the disclosing party. From and after the Closing Date no Shareholder shall, without the prior written consent of the Buyer, directly or indirectly, disclose, disseminate, divulge, discuss, copy, or otherwise use or permit to be used, in competition with, or harmful to the interests of the Buyer any Confidential Information, provided, however, that the Shareholder may disclose or use such information under any of the following circumstances:

2.28.1           disclosure which such person is required by mandate of law or is used or disclosed by or on behalf of the Shareholder, to the extent reasonably required, to prosecute, defend or respond to any legal or regulatory action or process, provided that the Shareholder shall first notify the Buyer in writing of the intended use or disclosure of such information and comply with such reasonable requests as the Buyer may make (in a timely manner) to assure that the use or disclosure of such information is limited to the extent reasonably necessary to accommodate the Shareholder’s proper purposes for such use or disclosure; and

2.28.2           disclosure or use by such person of any such Confidential Information which is generally known within the industry or is otherwise available through independent sources owing no duty of confidentiality to the Buyer, the Seller or the Company.

2.29           Non-Solicitation of Customers and Suppliers.  For a period of five years from the Closing Date (or, if this five year period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this Section enforceable), the Shareholder agrees that it will not, without the express written consent of the Buyer, directly or indirectly, with the intent of providing any service or product competitive with any service or product which is offered or provided, or proposed to be offered or provided, by the Company immediately prior to the Closing, or in any manner assist any other Person or entity to take such action, contact or deal with any Person or entity which purchased products or services from (or was solicited for such purchase by), or sold products or provided services to, the Company during the 24 month period immediately preceding the Closing.

2.30           Non-Interference.  For a period of five  years from the Closing Date (or, if this five year period shall be unenforceable by law, then for such lesser period as shall be required by law to make the provisions of this Section enforceable), the Shareholder  agrees that it will not, without the express written consent of the Buyer, directly or indirectly, induce or encourage (i) any employee, distributor or representative of the Company or the Buyer to leave his, her or its employment or arrangement with the Company or the Buyer, or to seek employment or an arrangement with anyone other than the Company or the Buyer or (ii) any customer or supplier (including without limitation, independent contractors engaged by the Company or the Buyer to provide or deliver products to, or perform services for, customers of the Company or the Buyer) of the Company or the Buyer to modify or terminate any relationship, whether or not evidenced by a written contract.

2.31           Non-Circumvention.  Shareholder agrees not to make use of a third party to circumvent the restrictive covenants of this Agreement.

2.32           Termination of Restrictions.  Upon default in payment of the Purchase Price or any portion thereof the provisions of Articles 2.29 and 2.30 shall no longer apply and the Shareholders shall no longer be bound by the provisions thereof.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF ONE HOLDINGS

One Holdings represents and warrants to, and covenants and agrees with, the Shareholders and the Company as follows:

3.1            Organization.  One Holdings is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida.  A certified copy of the Articles of Incorporation and bylaws of One Holdings are attached hereto as Schedule 3.1.  One Holdings has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.  The execution and delivery of this Agreement does not, and the consummation of the Transactions in accordance with the terms hereof will not, violate any provision of One Holdings’ organizational documents.  One Holdings has taken all action required by laws, its articles of incorporation, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. One Holdings has full power, authority, and legal right and has taken or will take all action required by law, its Certificate of Incorporation, and otherwise to consummate the Transactions.  One Holdings is a corporation in good standing under the laws of the state of Florida and shall receive a certificate of good standing from the Secretary of State of the State of Florida, dated as of a date within ten days prior to the Closing Date certifying that One Holdings is in good standing as a corporation in the State of Florida.

3.2            Capitalization.  One Holdings has a total of 101,625,000 issued and outstanding shares of common stock, each of which is legally issued, fully paid, and non-assessable.  All such shares of One Holdings Stock are held of record by the One Holdings shareholders.

33             Information.  The information concerning One Holdings set forth in this Agreement and the schedules hereto is and will be complete and accurate in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading as of the date hereof and as of the Closing Date.

3.4            Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of One Holdings, threatened by or against One Holdings, or affecting One Holdings, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.5            No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the Transactions will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which One Holdings is a party or to which any of its properties or operations are subject.

3.6            Compliance With Laws and Regulations.  To the best of its knowledge, One Holdings has complied with all applicable statutes and regulations of any Federal, state, or other applicable governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, financial condition, or prospects of One Holdings or except to the extent that noncompliance would not result in the incurrence of any material liability.

3.7            Approval of Agreement.  The board of directors of One Holdings (the “One Holdings Board”) has authorized the execution and delivery of this Agreement by One Holdings and has approved the Transactions.  Copies of said consent resolutions are attached hereto as Schedule 3.7.

3.8            Title and Related Matters.  One Holdings has good and marketable title to all of its properties, interest in properties, and assets, real and personal, (except properties, interest in properties, and assets sold or otherwise disposed of in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except.

3.9            Brokers.  One Holdings has not entered into any contract with any person, firm or other entity that would obligate One Holdings or One Holdings to pay any commission, brokerage or finders’ fee in connection with the Transactions.

3.10           Full Disclosure. There is no fact actually known to One Holdings that would reasonably be expected to materially and adversely affect the ability of One Holdings to perform its obligations pursuant to this Agreement.

3.11           Post Closing Funding. One Holdings acknowledges that the Company requires further funding to finance its operations and growth of earnings in order to have any reasonable expectation of attaining the cash flow necessary to make payment of the Purchase Price.  Accordingly, the Buyer covenants and agrees with the Shareholders to use its best efforts to obtain for and on behalf of the Company upon such terms as are deemed acceptable to One Holdings in its sole and exclusive determination, further financing at such times and in such amounts substantially in accordance with the funding forecast set forth in Schedule 3.11 attached.

3.12           Post Closing Expenditures or Distributions. One Holdings acknowledges that the Company requires sufficient cash flow to maintain earnings and the cash flow necessary to make payment of the Purchase Price.  Accordingly, the Buyer and the Company covenant and agree with the Shareholder that, so long as any portion of the Purchase Price remains unpaid, to limit the aggregate of any distributions by or payments from the Company and its subsidiary corporations to the Buyer, it’s associated or affiliated companies, directly or indirectly, for services, fees or otherwise (collectively “Distributions”), to a maximum amount of 5.5% of monthly Gross Margin calculated as follows:

Prior to the expiry of the third month following Closing there shall be no Distributions. In each month thereafter, commencing with the fourth month following Closing, Distributions shall not exceed 5.5% for each whole, but not part, $30,000.00 of Gross Margin measured for and in the last month of each quarter yearly period following Closing immediately preceding and adjusted for the next ensuing three month period.

 “Gross Margin” means the revenue of the Company minus cost of goods sold according to US GAAP.

3.13           Post Closing Operations and Reporting. One Holdings and the Company acknowledge and agree with the Shareholders that for the purposes of calculation of the Monthly EBIT of the Company pursuant to Article 1.1, the calculation of the quarter-yearly installment payment pursuant to Article 1.1.2 (A), the calculation of EBIT pursuant to Article 1.1.3  and the calculation of Gross Margin pursuant to Article 3.12 such calculations shall be based upon the consolidated financial reports, including the aggregate sum of the earnings and revenues, of the Company and of it’s subsidiary corporations TFP International Inc. (an Ontario corporation) and TFP International Inc. (a Florida corporation) (collectively “TFP”).  One Holdings and the Company covenant and agree with the Shareholder that, so long as any portion of the Purchase Price remains unpaid, there shall be no sale by the Company of any of the shares in the capital stock of TFP, no issuance by TFP of any shares and provided further that there shall be no sale, out of the ordinary course of business, of all or any material part of the assets of the Company or of TFP.

ARTICLE IV
MISCELLANEOUS

4.1            Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the State of Florida, without regard to its choice of law principles.

4.2            Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

4.3            Expenses.  Except as otherwise set forth herein, each Party shall bear its own costs and expenses associated with the Transactions contemplated by this Agreement.

4.4            Third Party Beneficiaries.  This contract is solely between One Holdings and the Shareholder and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

4.5           Entire Agreement.  This Agreement represents the entire agreement between the Parties relating to the Transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

4.6            Survival.  The representations and warranties of the respective Parties shall survive the Closing Date and the consummation of the transactions contemplated by this Agreement.

4.7            Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

4.8            Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any Party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all Parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the Party or Parties for whose benefit the provision is intended.

4.9            Further Assurances.  Each Party to this Agreement shall take all such actions reasonably necessary to effectuate the terms and conditions of this Agreement and the Transactions set forth herein.

4.10           Assignment.  Subject to any provisions herein to the contrary, this Agreement shall inure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns; provided, however, that no Party may assign this Agreement without the prior written consent of the other Parties.

4.11           Severability.  In the event any provision of this Agreement is held to be invalid, illegal or unenforceable for any reason and in any respect, such invalidity, illegality, or unenforceability shall in no event affect, prejudice or disturb the validity of the remainder of this Agreement, which shall remain in full force and effect, enforceable in accordance with its terms.

4.12           Limitation of Liability.  Notwithstanding any provision in this Agreement to the contrary, neither party shall be liable to the other for any special, incidental, indirect, exemplary or consequential damages of the other, even if advised of the possibility thereof, including but not limited to lost profits or lost revenues. In no case will Shareholder's total liability under this Agreement exceed the cash payments of the Purchase Price actually received by Shareholder under the provisions of this Agreement.

4.13           Proportionate Interest.  Each of the Shareholders listed on the execution page of this Agreement shall individually receive, and One Holdings shall deliver to each such Shareholder, that portion of the Purchase Price, Note, security and Stock Compensation pro-rata to that number of common shares in the capital stock of the Company sold and transferred by each such Shareholder in proportion to the total number of the Shares sold to One Holdings pursuant to the terms of this Agreement.

IN WITNESS WHEREOF, this Agreement has been duly executed by the One Holdings and the Shareholders as of the date set forth below.

Date:   as of September 2, 2009

ONE HOLDINGS, CORP.

By:__________________________________

Name and Title:

TRADE FINANCE SOLUTIONS INC.:

By:__________________________________

Name and Title: Steve McDonald, President

SHAREHOLDER:

_____________________________________

Name: Melanie Kerekes

SHAREHOLDER:

_____________________________________

Name: Jim Oattes

_____________________________________

SHAREHOLDER:

_____________________________________

Name: Tomas Anleo Gonzales

SHAREHOLDER:

_____________________________________

Name: Vern Ralphs

SHAREHOLDER:

_____________________________________

Name: Steve McDonald

SHAREHOLDER:

_____________________________________

Name: Peter Cook

SHAREHOLDER:

_____________________________________

Name: Michael Weingarten